Exhibit 21

LIST OF SUBSIDIARIES

Park City Group, Inc. (Delaware Corporation)
PC Group, Inc. (Utah Corporation)
ReposiTrak, Inc. (Utah Corporation)
Shared Equip, LLC (Utah Limited Liability Company)